Exhibit 6.7

TRANSACTION PROCESSING AND AML/KYC SERVICES AGREEMENT

This Transaction Processing and AML/KYC Services Agreement (this "Agreement") is made and entered into as of 22 August, 2017, by and between Issuer Direct Corp., a Delaware corporation ("Issuer Direct" or ("Service Provider"), and True Leaf Medicine International LTO. (the "True Leaf"), a British Columbia, Canada Corporation ("Issuer").

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its Form 1-A (the "Offering Statement") filed with the U.S. Securities and Exchange Commission (the "SEC") shares of its Common Stock (the "Securities") pursuant to Regulation A of section 3(b) of the Securities Act of 1933, as amended for tier 2 offerings. (the "Offering"), will be offered on a "best-efforts" basis and will have no minimum $0.00 (the "Minimum Offering Amount") and the maximum amount of CAD $10,000,000.00 (the "Maximum Offering Amount").

WHEREAS, Issuer desires to establish a Payment Processing and AML/KYC services account in which funds received from a prospective investor (each, a "Subscriber" and collectively,"Subscribers") for the purchase of Securities pursuant to the terms and conditions of a Subscription Agreement with the Issuer (the "Subscription Agreement") can be processed, collected and transferred to the Issuer, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1. Term of Agreement. This Agreement shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

a. The first to occur of (i) the maximum offering amount being raised or (ii) 18- months from the qualification date or;

b. The date upon which a determination is made by Issuer to terminate the Offering prior to closing.

2. Transaction Processing.The Service provider shall process ACH transfers, incoming wires, and written checks and upon clearing, deposit them into the Issuers account.

3. Anti Money Laundering/Know Your Customer Processing. The Service provider shall provide AML Services and undertake to administer and operate, in accordance with the requirements of Regulation A+ and the USA Patriot Act, its implementing regulations, and applicable rules adopted thereunder, the following aspects of the Funds' AML Program including, but not limited to:

(i) Monitoring and reporting of receipt of cash or cash equivalents;

(ii) Suspicious activity monitoring and reporting;

(iii) Comparisons with governmental lists, including the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC") "Specially Designated National and Blocked Persons List"("SDN List");

4. Collection Procedure. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited from the Issuers account, w ith such debits reflected on the account report. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Service Provider to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apatt from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Service Provider in any such disputes.

5. Fees. Service Provider shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Issuer.

6. Term and Termination.This Agreement will remain in full force during the Term. Even after this Agreement is terminated, certain provisions will remain in effect for two-years, including, but not limited to, items 3, 5, 6, 10, 11, 12 and 13 of this Agreement.

7. Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC, and laws of the State of Delaware, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Delaware. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees.

8. Liability.The Service Provider shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Service Provider shall have no responsibility at any time to ascertain whether or not any security interest exists or any part thereof or to file any financing statement under the Uniform Commercial Code.

9. Indemnity. Issuer agrees to defend, indemnify and hold the Service Provider harmless from any loss, lia bility, cl aim, or de ma nd, in cluding reasonable attorney's fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Service Provider. This defense and indemnification obligation will survive termination of this Agreement. Service Provider reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and Issuer agree to reasonably cooperate with Service Provider in the defense of any such claim, action, settlement or compromise negotiations, as requested by the Service Provider.

10. Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and the Service Provider. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

11. Changes. Service Provider may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify this Agreement to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Service Provider and Issuer. Changes to this Agreement will be sent to you via email.

12. Notices.

a. Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

i) in person, by post or fax; or

ii) by e-mail or other electronic communication.

b. Such communications shall be addressed as follows:

To Service Provider:

Issuer Direct Corp.
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
Attention: Brian Balbirnie
Email: brian.balbirnie@issuerdirect.com
Telephone: 919-481-4000
Fax: (202) 521-3505

To Issuer:

100 Kalamalka Lake Road - Unit 32
Vernon, British Columbia CANADA V1T 9Gl
Attention: Darcy Bamford
Email: Darcy@trueleaf.com
Phone: 778-475-5323

c. Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m . Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

13. Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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Agreed by the undersigned as of the date set forth above by and between:

TRUE LEAF MEDICINE INTERNATIONAL LTD.

 /s/ Darcy Bomford
_________________________________________
Name: Darcy Bomford
Title: CEO

ISSUER DIRECT CORP.

/s/ Brian Balbirnie
_________________________________________
Name: Brian Balbirnie
Title: CEO

Exhibit A

Description	Fee (US$)	Details
Setup	$1,500.00	One-time
On-Boarding	$5.00	Per investor, greater than $250 investment
On-Boarding	$3.00	Per investor, $250 or less investment
Inbound wire	$25.00	Per instance
Outbound wire	$15.00	Per instance
AML/KYC USA	$2.00	Per investor
AML/KYC USA	$48.00	Per investor
AML/KYC Bad Actor	$85.00	Per investor